Exhibit 2.1

CONTRACT OF SALE

The parties to this Contract of Sale (the "Agreement") are Netcapital.com LLC

P. O. Box 277, Hingham Ma 02043, hereinafter referred to as "Seller", Valuesetters Inc. (Pink Sheets: VSTR), hereinafter referred to as "Buyer" and Sean Lee and Steve Geary, hereinafter referred to as the "Individuals".

WHEREAS, Seller owns certain assets operated on the Internet under the trade name Netgames.com. These assets hereinafter sometimes referred to as the "Business".

WHEREAS FURTHER, Buyer desires to buy the assets of the Seller under the terms and conditions as hereinafter expressed.

NOW, THEREFORE, for and in consideration of the mutual covenants as herein contained and based on the foregoing, the parties hereto agree as follows:

1.	The Total Consideration and Allocation. In consideration of the transfer of (a) netgames.com, chess.net, cards.net, backgammon.net, (b) all the software needed to operate the sites, (c) all patents, trademarks, trades names, licensed names, corporate names, intellectual property, software, customer lists, and any and all goodwill associated therewith (collectively the "Intellectual Property") and (d) 100% interest in and to all of the hard assets of seller not listed above, including but not limited to any computer equipment, repair equipment, spare parts printed material and other items, it being understood that at such time such hard assets shall be substantially the same in quality as they are on the date hereof (collectively the "Equipment"), a-d above being hereinafter referred to as the "Assets", Buyer shall purchase the Assets for an aggregate consideration of ONE MILLION EIGHT HUNDRED THOUSAND DOLLARS ($1,800,000.00). The total purchase price shall be remitted by the Buyer’s issuance of 250,000,000 shares of its common stock, par value $0.001 (“Common Stock”), to Seller or to entities designated in writing by the Seller. Buyer will additionally cause shareholders affiliated with Godzich, Darrow, Geary and Lee (“Shareholders”) to transfer to Seller 167,048,000 of Common Stock to Seller as further consideration for this transaction. Shareholders shall transfer their shares of Common Stock as directed in writing by Seller.

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Buyer does not assume and Seller warrants that Buyer will not be responsible for any liabilities of Seller except as specifically provided in this Agreement. Further, the parties agree that they will use the above allocation of total consideration when filing the Internal Revenue Service form 8594 with their tax return for this year.

II. Bill of Sale. Attached hereto as Exhibit “A” is a Bill of Sale which fully and finally transfers all of the Assets described in such Bill of Sale from Seller to Buyer.

III. Agreements as to Closing Date. The parties intend that the "Closing Date" as that term is used in this Agreement and the effective date of the transfer and transactions contemplated by this Agreement shall be the date of this Agreement.

IV. Representations and Warranties of Seller. Seller hereby represents and warrants, jointly and severally, to Buyer as follows:

A. The Seller is an incorporated business in the state of Delaware.

B. This Agreement and all transactions contemplated hereby will not result in any violation of any of the terms and provisions of any indenture or other agreement to which Seller and/or the Individuals is/are a party or by which Seller or the Individuals may otherwise be bound, or of any law, rule, license, regulation, judgment, order or decree governing or affecting the operation of the Business of Seller.

C. All authorizations, approvals and consents necessary for execution and delivery by Seller of this Agreement and for the consummation by Seller of the transactions contemplated hereby have been given, which if not given would have a materially adverse affect on Seller and/or the Business.

D. Some developers associated with the Seller have agreed to supply their services to the Buyer and will be available to Buyer telephonically on a consulting basis, as needed for a period of fifteen (15) days immediately following the Closing Date during normal business hours, for the price as is set forth in Article I of this Agreement, for the purpose of training Buyer in the detailed operations of the Business and assisting in a smooth and orderly transition of the Business from Seller to Buyer.

E. Seller has, and there shall vest in Buyer, good, indefeasible and marketable title to the Assets free and clear of all debts, claims, liens, encumbrances, charges, equities, restrictions, or any other imperfections of title whatsoever (including without limitation any federal, state, or municipal tax liens for taxes).

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F. This Agreement and the other agreements contemplated hereby are legal, valid and binding obligations of the Seller enforceable against it in accordance with their respective terms.

G. As of the Closing Date, all tangible Assets listed on Exhibit “A,” the Bill of Sale, are in reasonable working condition given their age, appearance and prior use. Buyer understands that the Seller is not a merchant of any of the Assets and that the Assets are used goods and many of the Assets are intangible.

H. There are no actions, suits, audits, proceedings, judgments or investigations pending or to the knowledge of Seller, threatened against or affecting Seller or the Seller's Assets to be transferred.

I. No representation or warranty made by Seller in this Agreement, and no statement contained in any exhibit hereto furnished by the Seller or in any certificate or other instrument to be furnished by Seller in connection with this Agreement, or the transactions contemplated hereby, on or before the Closing Date, contains or will contain any untrue statement of a material fact, or omits or will omit to state all material facts which are necessary in order to make the statements contained therein not misleading.

J. Seller’s Assets are in substantial compliance, provided that no lack of compliance has or will have any materially adverse effect, in respect of Seller's operations, equipment, other property, practices and all other aspects of its Business, with all laws, ordinances, regulations, orders, judgments, rules and decrees of all governmental authorities, including but not limited to those relating to zoning, solid waste management, protection of the environment, and occupational safety and health, which have any application to the operations of Seller, and Seller has obtained and possesses all permits and licenses necessary for it to conduct its Business as heretofore conducted.

K. From the date on which the Buyer first contacted the Seller about the sale of the Assets, as of the date of this Agreement and through the Closing Date, pending consummation of the sale and purchase described in this Agreement, the Seller and has, and if the effective date of this Agreement is any date after the date of this Agreement, the Seller will continue to operate the Business in the same manner as it has been operated by Seller in the past and no materially adverse change has occurred, or will be known to the Seller that will be about to occur as of the Closing Date, which in the knowledge of the Seller might adversely affect the Business or its Assets. Without limiting the foregoing, the Seller agrees, warrants, and covenants that from the date on which the Buyer first contacted the Seller about the sale of the Assets and pending the signing of this Agreement, the Seller not made any substantial changes in the operation of the Business.

V. Representations and Warranties of Buyer and the Individuals. Each of Buyer and the Individuals hereby represents and warrants to Seller as follows:

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A. The Buyer is a corporation, duly organized and validly existing under the laws of the State of Utah.

B. This Agreement and all transactions contemplated hereby will not result in any violation of any of the terms and provisions of any indenture, or other agreement to which Buyer is a party or to which Buyer may otherwise be bound, or of any law, rule, license, regulation, judgment, order or decree governing or affecting Buyer.

C. All authorizations, approvals and consents necessary for the execution and delivery by Buyer of this Agreement and for the consummation by Buyer of the transactions contemplated hereby have been given, which if not given would have a materially adverse affect on Seller and/or Buyer.

D. Buyer has inspected the physical and intangible assets of Seller and is satisfied with such inspections considering all relevant information including the age, prior use and appearance of the physical assets of Seller to be transferred to Buyer. Notwithstanding anything in this paragraph to the contrary, Buyer does not release Seller from any of Seller's representations and warranties by reason of Buyer's inspections.

E.                 Buyer understands and agrees that Seller has made no representations or warranties regarding future profitability of the Business, general business prospects for the Business, retention of customers, supply sources, business prospects in general or general economic conditions relative to the Business.

F. There are no actions, suits, audits, proceedings, judgments or investigations (whether or not purportedly on behalf of Buyer or the Individuals) pending or to the knowledge of Buyer or the Individuals, threatened against or affecting Buyer or the Buyer's common stock to be transferred.

G. No representation or warranty made by Buyer or the Individuals in this Agreement, and no statement contained in any exhibit hereto furnished by the Buyer or the Individuals in any certificate or other instrument to be furnished by Buyer in connection with this Agreement, or the transactions contemplated hereby, on or before the Closing Date, contains or will contain any untrue statement of a material fact, or omits or will omit to state all material facts which are necessary in order to make the statements contained therein not misleading.

H.                Buyer guarantees that its equity is no less than negative $588,590 at the time of closing. Buyer and Individuals represent that the financial statements attached in Exhibit B are free from material error and that the financial statements include all assets liabilities of the Buyer, recorded in accordance with generally accepted accounting principles.

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VI. Prorations. In the event that the parties hereto have not prorated all costs, expenses, and other items necessary at or before the Closing Date, the parties hereto agree that all costs, expenses and other liability items shall be prorated to the Closing Date with Seller being responsible for any and all costs, expenses or other liability items up including the Closing Date and Buyer being responsible for all costs, expenses and other items from and after the Closing Date into the future, except as otherwise specifically provided for in this Agreement to the contrary. The parties have agreed to prorate all items not handled at or before the Closing Date in accordance with the foregoing statements outside of closing.

VII. Taxes. Each party also agrees that Seller will remain responsible for any type of taxes or special governmental assessments accruing regarding the Business up to the Closing Date and that the Buyer will be responsible for such taxes after the Closing Date.

VIII. Nature and Survival of Representations, Etc. All statements contained in any certificates or other instrument delivered on behalf of any party hereto in connection with this Agreement, or in connection with the transactions contemplated herein shall be deemed representations and warranties by such party. All representations, warranties, agreements and covenants in this Agreement shall be deemed restated as of, and shall survive the Closing Date.

IX. Brokerage Commission. Seller and Buyer acknowledges that there is no broker or other third party to which a commission is due for help in negotiating and procuring the Buyer as is set forth in this Agreement.

X. Notices. All notices, consents, requests, demands or other communications hereunder shall be in writing and shall be deemed to have been duly given or delivered, if delivered personally or mailed by registered, overnight or certified mail, return receipt requested, with the first class postage prepaid as follows:

TO BUYER:

Steve Geary

17423 N. 25th Ave Suite 1

Phoenix AZ 85023

TO SELLER:

Netcapital.com Inc

Box 277 Hingham Ma 02043

Any change in the above addresses shall be deemed effective if made in accordance with this article.

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XI. Modification. This Agreement shall not be modified or amended except by instrument in writing signed by or on behalf of the parties hereto.

XII. Law to Govern. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Massachusetts. The choice of law provision of this Agreement shall be applied with no effect given to the principles of conflicts of law, and without regard to the Choice of Law rules of the State of Massachusetts.

XIII. Assignment. This Agreement may not be assigned by any party without the written consent of the other parties. Nothing in this Agreement is intended to confer upon any person, other than the parties hereto and their successors, any rights or remedies under or by reason of this Agreement. All assignments or attempted assignments shall be deemed valid only if in writing.

XIV. Exhibits. All Exhibits to this Agreement shall be deemed to be part of this Agreement and are hereby intended to be incorporated herein by reference as if set out verbatim.

XV. Entire Agreement. This instrument, including all exhibits attached hereto, contains the entire agreement of the parties. Any and all prior agreements, written or oral are hereby superseded by this Agreement.

XVI. Attorney's Fees. Should any party deem it necessary to obtain the services of legal counsel to assist with respect to any dispute arising between the parties concerning this Agreement, or with respect to the resolution of any dispute pursuant to this Agreement, then the prevailing party shall be entitled to reimbursement for any such reasonable attorney's fees, costs and expenses.

XVII. Headings. The article paragraph headings of this Agreement are for administrative convenience only and shall not be construed in interpreting this Agreement.

XVIII. Further Assurances. The parties to this Agreement mutually, both individually and collectively covenant and agree that they will do any and all things reasonably necessary after the date of this Agreement in order to effectuate all the terms and conditions of this Agreement. Each party agrees to cooperate with the other including but not limited to signing any and all documents necessary in order to pass title to the Assets and effectuate the other terms and conditions of this Agreement. However, Seller shall in no way be required to expend any other sums of money in order to effectuate the provisions of this paragraph.

XIX. Assumed Name. The parties to this Agreement acknowledge and agree that the trade name “Netgames” to be transferred as one of the Assets to be sold/purchased pursuant to the terms of this Agreement.

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XXI. Remedies Not Exclusive. The remedies provided for in this Agreement are not exclusive of any other remedy available to any party, that is, they are not in lieu of, but are in addition to any other remedy available to any party at law or in equity.

XXII. Binding Nature. This Agreement shall be binding on and shall inure to the benefit of the heirs, executors, administrators, successors, and assigns of the parties hereto, that nothing contained in this paragraph shall be construed as a consent to any assignment of this Agreement or the duties and obligations under this Agreement by either Buyer or Seller.

XXIII. Invalidity or Unenforceable Nature. In the event that any provision or part thereof is deemed to be invalid, illegal or unenforceable for any reason, then the parties to this Agreement hereby mutually acknowledge and agree that it is their intention to have any such invalid, illegal or unenforceable provision or part thereof be deleted from this Agreement as if it had never been included in this Agreement, so that the remainder of this Agreement is valid, binding and enforceable in accordance with its terms.

XXIV. Indemnities of the Parties. Each of Seller and the Individuals agrees to and does indemnify and hold harmless Buyer and Buyer's employees, agents and assigns from and against any and all liabilities, claims, damages, taxes, actions, demands, losses, costs, penalties, violations of law and expenses, including reasonable attorneys' fees, ("Losses") arising out of Seller's conduct of Seller's Business on or prior to the Closing Date, including to mean an indemnification for the negligent acts of the Seller, or resulting from any misrepresentation or breach of warranties contained herein or in the Exhibits attached hereto or any material default by Seller or the Individuals in the performance of the covenants and agreements made by Seller or the Individuals herein or in the Exhibits attached hereto.

XXV. Settlement of Disputes. The following agreements are made with respect to the settlement of disputes arising under the terms and conditions of this Agreement:

A.                If a dispute arises out of or relates to this Agreement, including to mean any of its Exhibits, or the breach or default of this Agreement, the parties shall first, in good faith, attempt to negotiate a settlement of that dispute, breach or default.

B. If the dispute, breach or default cannot be settled through negotiation, the parties agree and shall proceed to binding arbitration through the American Arbitration Association in accordance with its Commercial Arbitration Rules under the Federal Arbitration Act, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

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C. Any provisional remedy (including injunctive relief) which a party to this Agreement may want to elect, shall be available notwithstanding the provisions relating to arbitration of disputes. Any party may seek such provisional remedy from the appropriate court of law pending arbitration, and such proceeding in which the provisional remedy was sought will then be stayed pending the final award of the arbitration.

D. The expenses of arbitration conducted pursuant to this paragraph shall be born by the parties in such proportions as the arbitrator(s) shall decide.

IN WITNESS WHEREOF, the parties have signed this Agreement to be effective on November 23, 2010.

SELLER:

Netcapital.com Inc.

By: /s/ John Fanning

John Fanning, Chairman

BUYER:

Valuesetters, Inc.

By: /s/ Steve Geary

Steve Geary, CEO

By: /s/ Sean F. Lee

Sean Lee, Chairman

EXHIBIT LIST

Exhibit “A” – Bill of Sale

Exhibit “B” – Financial Statements of Buyer

The Company agrees to supplementally submit a copy of all omitted exhibits to the Securities and Exchange Commission upon request.

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